TO: CRAWFORD LAKE MINING CORP.

AND TO: THE DIRECTORS THEREOF

I, John Fiddick, hereby tender my resignation as a director of Crawford Lake Mining Inc. effective as of the date hereof.

My resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company's operations, policies or practices.

DATED this 17th day of August, 2006.

                                                              /s/ John Fiddick
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                                                              John Fiddick